UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/02/2010

FIRST CENTURY BANKSHARES, INC.
(Exact name of registrant as specified in its charter)

Commission File Number:  0-11671

WV	55-0628089
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

P.O. Box 1559, Bluefield, WV 24701-1559
(Address of principal executive offices, including zip code)

304-325-8181
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 2, 2010, First Century Bankshares, Inc. (the "Company") and First Century Bank, N.A. (the "Bank") entered into Executive Benefit Agreements (the "Agreement") with the Company's Chief Operating Officer, Frank W. Wilkinson, and its Chief Financial Officer, J. Ronald Hypes. The Compensation Committee, acting on behalf of the Board of Directors of the Company and the Bank, determined that such an arrangement was appropriate, considering Mr. Wilkinson's and Mr. Hypes' substantial contributions to the growth, success, and continued operation of the Company and First Century Bank. The Company also believes it is in the best interest of the Company and Bank to grant theses executives a level of security to preserve key management and to assure fair consideration of any affiliation opportunities that may arise.

Generally, the agreements provide severance compensation to Mr. Wilkinson and Mr. Hypes if their employment should end under certain specified conditions after a change in control of the Company. Compensation is paid upon any involuntary termination within 12 months following a change in control unless the officer is terminated for cause. In addition, compensation will be paid after a change in control if the officer voluntarily terminates employment within 12 months following a change in control because of a decrease in the total amount of the officer's base salary below the level in effect on the date of consummation of the change in control without the officer's consent; a material reduction in the importance of the officer's job responsibilities without the officer's consent; assignment to the executive of duties inconsistent with his current position, duties or responsibilities without the officer's consent; withdrawal of material portions of his duties without the officer's consent; a change in his reporting relationship without the executive's prior written consent; geographical relocation of the officer without consent to an office more than twenty (20) miles from the officer's location at the time of a change in control; failure by the Company to obtain assumption of the contract by its successor; or any purported termination of Executive's employment which is not effected pursuant to a Notice of Termination required in the agreement.

Under the agreements, a change in control is deemed to occur in the event of the acquisition during any 12 month period by any person or group of persons acting together of thirty percent (30%) or more of the combined voting power of the Company's then outstanding securities, or on the date a majority of members of Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or the acquisition of assets of the Company that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Company.

Under the agreements, severance benefits include: (a) lump sum cash payment equal to the Executive's monthly salary, multiplied by the number of months between the date of separation from service and the date that is thirty (30) months after the date of consummation of change in control; provided that in no event shall Mr. Wilkinson or Mr. Hypes receive lump sum payment that is less than 50% of his salary, and (b) payment of cash incentive award, if any, under the Company's incentive plans.

The agreements do not affect the right of the Company to terminate the officer, or change the salary or benefits of the officer, with or without good cause, prior to any Change in control; provided, however, any termination or change which takes place after discussions have commenced which result in a Change in control or which takes place within six months prior to a Change in control will be presumed to be a violation of the agreement and will entitle the officer to the benefits under the agreement, absent clear and convincing evidence to the contrary.

A copy of a form of Executive Benefit Agreement is attached here as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01.    Financial Statements and Exhibits

(d)        Exhibits

10.1        Form of Executive Benefit Agreement for Frank W. Wilkinson and J. Ronald Hypes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST CENTURY BANKSHARES, INC.

Date: December 08, 2010	By:	/s/ J. Ronald Hypes
J. Ronald Hypes
Treasurer

EXHIBIT INDEX

Exhibit No.	Description
EX-10.1